As filed with the U.S. Securities and Exchange Commission on May 5, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
___________________________________________
Central Bancompany, Inc.
(Exact name of registrant as specified in its charter)
___________________________________________

Missouri	43-0959114
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

238 Madison Street, Jefferson City, MO, 65101
(Address of Principal Executive Offices) (Zip Code)
___________________________________________
Central Bancompany, Inc. 2026 Employee Stock Purchase Plan
(Full title of the plan)

Jeremy W. Colbert
Executive Vice President, General Counsel and Corporate Secretary
Central Bancompany, Inc.
238 Madison Street
Jefferson City, MO 65101
(573) 634-1111
(Name, address and telephone number, including area code, of agent for service)
___________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
This registration statement on Form S-8 (the "Registration Statement") is being filed in order to register 1,200,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Central Bancompany, Inc. (the "Company"), to be issued pursuant to the Central Bancompany Inc.'s 2026 Employee Stock Purchase Plan (the "2026 ESPP"). On March 19, 2026, the Company's board adopted the 2026 ESPP, subject to shareholder approval. At the Company's annual shareholder meeting on May 4, 2026, the shareholders of the Company adopted the 2026 ESPP, effective as of May 4, 2026.
PART I
The document(s) containing the information specified in Part I of Form S-8 will be delivered to participants in the 2026 ESPP as specified by the Securities and Exchange Commission (the "Commission") under Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section l0(a) of the Securities Act and are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.
PART II
Item 3. Incorporation by Reference
The following documents previously filed by the Company with the Commission are incorporated herein by reference:
•The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 25, 2026;
•The Registrant’s Current Reports on Form 8-K, and/or amendments thereto, filed with the Commission on February 5, 2026 and May 5, 2026; and
•The description of the Common Stock, as set forth in the Company's registration statement on Form 8-A (File No. 001-42965) filed with the Commission on November 19, 2025 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any report, document or portion thereof that is furnished to, but not filed with, the Commission is specifically not incorporated by reference.
Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.
Item 4. Description of the Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
The legal opinion regarding the validity of the securities to be issued is rendered by Jeremy W. Colbert, Executive Vice President, General Counsel and Corporate Secretary of the Company. Mr. Colbert beneficially owns Company common stock and other equity interests that are not material to the offering. Mr. Colbert is eligible to participate in the 2026 ESPP on the same terms as other eligible employees.
Item 6. Indemnification of Directors and Officers
The Company is incorporated under the laws of the State of Missouri. Section 351.355 of the Missouri Revised Statutes (the “MGBCL”) authorizes a Missouri corporation to indemnify any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation in such capacity for another enterprise, against liabilities and expenses incurred in connection with certain threatened, pending or completed legal proceedings, subject to the conditions and limitations set forth in the MGBCL.
The Company’s Second Amended and Restated Articles of Incorporation provide for indemnification of the Company’s directors and officers to the fullest extent permitted by the MGBCL, as the same may be amended from time to time. The Company’s Amended and Restated Bylaws further provide for indemnification and advancement of expenses to directors and officers, in each case subject to applicable law.
The Company maintains directors’ and officers’ liability insurance for its directors and officers against certain liabilities incurred in their capacities as such, whether or not the Company would have the power to indemnify them against such liabilities under applicable law.
The foregoing rights of indemnification are not exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation, the Bylaws, vote of shareholders or directors, or otherwise.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.
Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that Paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Second Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Company's Registration Statement Form S-1 filed on October 10, 2025, File No. 333-290831)

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement Form S-1 filed on October 10, 2025, File No. 333-290831)

4.3 *	Central Bancompany, Inc. 2026 Employee Stock Purchase Plan

5.1 *	Opinion of Jeremy W. Colbert, Executive Vice President, General Counsel and Corporate Secretary of the Company

23.1 *	Consent of KPMG LLP

23.2	Consent of Jeremy W. Colbert, Executive Vice President, General Counsel and Corporate Secretary of the Company (included in Exhibit 5.1)

107.1 *	Filing Fee Table

*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jefferson City, State of Missouri, on the 5th day of May, 2026.

CENTRAL BANCOMPANY, INC.

Date:	May 5, 2026	By:	/s/ James K. Ciroli
Name: James K. Ciroli
Title: Executive Vice President and Chief Financial Officer
Each person whose signature appears below hereby constitutes and appoints S. Bryan Cook, John “JR” Ross, James K. Ciroli and Jeremy W. Colbert, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of May, 2026.

Signature	Title

/s/ John Ross	President, Chief Executive Officer and Director
John “JR” Ross	(Principal Executive Officer)

/s/ James K. Ciroli	Executive Vice President and Chief Financial Officer
James K. Ciroli	(Principal Financial Officer and Principal Accounting Officer)

/s/ S. Bryan Cook	Executive Chairman
S. Bryan Cook

/s/ Robert M. Robuck	Vice Chairman
Robert M. Robuck

/s/ Charles W. Digges, Jr.	Director
Charles W. Digges, Jr.

/s/ Michael Kirk Farmer, Jr.	Director
Michael Kirk Farmer, Jr.

/s/ Robert R. Hermann, Jr.	Director
Robert R. Hermann, Jr.

/s/ E. Stanley Kroenke	Director
E. Stanley Kroenke

Signature	Title
/s/ Charles E. Kruse	Director
Charles E. Kruse

/s/ Richard H. McClure	Director
Richard H. McClure

/s/ Edward D. Robertson, Jr.	Director
Edward D. “Chip” Robertson, Jr.

/s/ Bradley N. Sprong	Director
Bradley N. Sprong